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                                                          EXHIBIT 10.12

                           EMPLOYMENT AGREEMENT

This Employment Agreement ("this Agreement") is made effective as of January 6, 1999, by and between MOBILE PET SYSTEMS, INC., a Nevada Corporation, ("the Employer"), of 2240 Shelter Island Drive, San Diego, California 92106, and Jim Corlett, ("the Employee"), of 25392 Village Road, Dana Point, California 92629.

     A. Employer is engaged in the business of providing Mobile Positron Emission Tomography Systems, Inc.

     B.   Employer desires to have the services of Employee.

     C.   Employee is willing to be employed by Employer.

Therefore, the parties agree as follows:

  1. EMPLOYMENT. Employee shall provide to Employer the following services:
     Any and all services connected with the duties of the Chief Executive Officer and the President of Mobile PET Systems, Inc.;

  2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this agreement, to the reasonable satisfaction of Employer. Such duties shall be provided at San Diego, California and at such other place(s) as the needs, business, or opportunities of the Employer may require from time to time;

  3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee an annual salary of $85,000.00 payable in semi-monthly installments payable on the first day and fifteenth of each month; commissions of 1/2 percent of sales from $0.00 to $6 million and 1% of sales above $6.1 million (A draw against commissions of $3,000 for the first six months of this agreement); 100,000 of restricted common stock - Signing Bonus; Stock Options of 100,000 common shares per year at the following prices -- 1st year $1.10, 2nd year $1.50 and 3rd year at $1.90; and company 401k retirement plan as directed under the established company plan. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid;

  4. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. The Employer will reimburse Employee for "out-of-pocket" expenses in accordance with Employer policies in effect from time to time;

  5. TERMINATION DUE TO DISCONTINUANCE OF BUSINESS. If the Employer discontinues operating its business at 2240 Shelter Island Drive, San Diego, California 92106, or at any other address then this Agreement shall terminate upon notice of termination as provided in this Agreement;

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  6. CONFIDENTIALITY. Employee recognizes that Employer has and will have information regarding the following:
         - inventions
         - machinery
         - products
         - prices
         - apparatus
         - costs
         - discounts
         - future plans
         - business affairs
         - processes
         - trade secrets
         - technical matters
         - customer lists
         - product design
         - copyrights

     and other vital information (collectively, "Information") which are valuable, special and unique assets of Employer. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief;

  7. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Employee has disclosed (or has threatened to disclose) information in violation of this Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages;

  8. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 1 year period after the termination of Employee's employment. During such 1 year period, neither party shall make or permit the making of any public announcement or statement of any kind that Employee was formerly employed by or connected with Employer;

  9. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the company, Employee agrees and covenants that for a period of 1 year following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with Employer. This covenant shall apply to the geographical area that includes in the United States Directly or indirectly engaging in any competitive business includes, but is not limited to:

          (i)   engaging in a business as owner, partner, or agent becoming

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                 an employee of any third party that is engaged in such
                 business, becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Employer for the benefit of a third party that is engaged in such business;

10. OTHER BENEFITS. Employee shall be entitled to insurance benefits, including:
                 - health insurance
                 - disability insurance
                 - life insurance
     as such benefits are provided in accordance with Employer policies in effect from time to time;

11. TERM/TERMINATION. Employee's employment under this Agreement shall be for an unspecified term;

12. TERMINATION FOR DISABILITY. Employer shall have the option to terminate this Agreement, if Employee becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Employer shall exercise this option by giving 60 days written notice to Employee;

13. COMPLIANCE WITH EMPLOYER'S RULES. Employee agrees to submit to all of the rules and regulations of Employer;

14. RETURN OF PROPERTY. Upon termination of this Agreement, the Employee shall deliver all property (including keys, records, notes, data, memorandum, models, and equipment) that is in the Employee's possession or under the Employee's control which is Employer's property or related to Employer's business;

15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

                 Employer:

                 Mobile PET Systems, Inc., a Nevada Corporation
                 2240 Shelter Island Drive,
                 San Diego, California 92106

                 Employee:

                 Jim Corlett
                 25392 Village Road
                 Dana Point, California 92629

     Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above;

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any

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     prior written or oral agreements between the parties;

17. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties;

18. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited;

19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement; and

20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California;


Employer:

     Mobile PET Systems, Inc., a Nevada Corporation



By:    /s/ Paul Crowe
   -----------------------------------------------------
   Mobile PET System, Inc., a Nevada Corporation


Employee:


By:    /s/ Jim Corlett
   -----------------------------------------------------
   Jim Corlett

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                               AMENDMENT
                                  TO
                      EMPLOYMENT AGREEMENT BETWEEN
                       MOBILE P.E.T. SYSTEMS, INC.
                                  AND
                              JIM CORLETT


     WHEREAS, MOBILE P.E.T. SYSTEMS, INC. ("Mobile PET") and JIM CORLETT ("Employee") (hereinafter referred to as the "Parties") have entered into an Employment Agreement; and,

     WHEREAS, the Parties agree to amend said Agreement.

     THEREFORE, said Agreement shall be amended, in part, by the Amendment dated January 16, 1999, as follows.

     Mr. Corlett will be the Vice President of Mobile Operations.

     Mr. Corlett is to receive a salary of $85,000 per year. No commissions will be paid in addition to the salary.

     Executed this 16th day of January, 1999.


                                       MOBILE P.E.T. SYSTEMS, INC.
                                       a Delaware Corporation

                                       /s/ Paul J. Crowe
                                       ----------------------------
                                       By: Paul J. Crowe


                                       JIM CORLETT
                                       VICE PRESIDENT - MOBILE OPERATIONS

                                       /s/ Jim Corlett
                                       ----------------------------
                                       By: Jim Corlett